As filed with the Securities and Exchange Commission on November 30, 2001.
                                                 Registration No. ______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        HILB, ROGAL AND HAMILTON COMPANY
             (Exact Name of Registrant as Specified in its Charter)

             Virginia                                           54-1194795
   (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

          4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060
               (Address of Principal Executive Offices) (Zip Code)

                            ------------------------

                        HILB, ROGAL AND HAMILTON COMPANY
                        EXECUTIVE VOLUNTARY DEFERRAL PLAN
                            (Full Title of the Plan)

                              Walter L. Smith, Esq.
              Senior Vice President, General Counsel and Secretary
                        Hilb, Rogal and Hamilton Company
                        4951 Lake Brook Drive, Suite 500
                           Glen Allen, Virginia 23060
                                 (804) 747-6500
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent for Service)
                                   -----------

                         CALCULATION OF REGISTRATION FEE
====================================== ================= ====================== ======================= =============
                                                           Proposed Maximum        Proposed Maximum      Amount of
         Title of Securities             Amount to be     Offering Price per      Aggregate Offering    Registration
          To be Registered                Registered          Obligation                Price               Fee
-------------------------------------- ----------------- ---------------------- ----------------------- -------------
Deferred Compensation
  Obligations (1).....................  $5,000,000 (2)           --(3)              $5,000,000 (2)       $1,195(4)

Common Stock, no
   par value per share................      --(5)                --(5)                  --(5)              --(5)
====================================== ================= ====================== ======================= =============

(1) The Deferred Compensation Obligations are unsecured obligations of Hilb, Rogal and Hamilton Company to pay deferred compensation in the future in accordance with the terms of the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective January 1, 2002. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) Estimated solely for the purpose of calculating the registration fee. Such estimate is based upon an estimate of aggregate compensation to be deferred by participants.
(3) The proposed maximum offering price per obligation or share will be determined from time to time by the Registrant in connection with the issuance of the securities hereunder.
(4) Calculated pursuant to Rule 457(o) of the Rules and Regulations under the Securities Act of 1933, as amended.
(5) Certain Deferred Compensation Obligations issued pursuant to the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan are paid in shares of Common Stock, no par value, of equal value. No separate registration fee is required.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference

         The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference and made a part hereof:

         (1) the Registrant's Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 2000, File No. 0-15981;

         (2) the portions of the Registrant's definitive Proxy Statement for the Annual Meeting of Shareholders held on May 1, 2001 that have been incorporated by reference into the Form 10-K;

         (3) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, File No. 0-15981;

         (4) the Registrant's Current Report on Form 8-K, filed on June 11, 2001, File No. 0-15981; and

         (5) the description of the Registrant's Common Stock contained in the Registrant's Current Report on Form 8-K, dated January 23, 2001, File No. 0-15981.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

         The securities being registered are deferred compensation obligations ("Deferred Compensation Obligations") and shares ("Shares") of Common Stock of the Registrant payable with respect to certain Deferred Compensation Obligations of the Registrant under the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective

January 1, 2002 (the "Plan"). Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

         The Deferred Compensation Obligations incurred by the Registrant under the Plan are unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time. The Plan is unfunded, and the Registrant is not required to set aside assets to be used for payment of the Deferred Compensation Obligations. In addition, the right of the Registrant (and hence the rights of creditors of the Registrant, including Participants in the Plan) to participate in a distribution of the assets of a subsidiary of the Registrant upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

         Under the Plan, the Registrant will provide a select group of its executives who have the rank of President or higher of a subsidiary of the Company or any member of the executive group of the Company with the opportunity to elect to defer part of the Salary plus part or all of the Bonus payable to such executives during any Plan Year. The Registrant will establish a Deferred Cash Account and a Deferred Stock Unit Account for each executive who elects to participate in the Plan. A Participant may designate a fixed dollar amount or a percentage to be deducted from his or her Salary and Bonus ("Deferral
Contribution") and shall indicate how the Deferral Contribution is to be allocated between the Participant's Deferred Cash Account and the Participant's Deferred Stock Unit Account. The maximum deferral during any Plan Year is 50% of the amount of any Salary and 100% of the amount of any Bonus. Amounts credited to the Participant's Deferred Cash Account earn interest at the Rate of Return (initially 7%), subject to increase by the Compensation Committee.

         Except as otherwise provided in the Plan, a Participant's Deferred Stock Unit Account will be treated as if it were invested in Deferred Stock Units that are equivalent in value to the fair market value of the shares of the Registrant's Common Stock in accordance with the terms set forth in the Plan. The number of Deferred Stock Units credited to a Participant's Deferred Stock Unit Account will be increased on each date on which a dividend is paid on the Registrant's Common Stock. The number of additional Deferred Stock Units credited to a Participant's Deferred Stock Unit Account as a result of such increase  will be  determined  by (i)  multiplying  the total number of Deferred
Stock Units (with fractional Deferred Stock Units rounded off to the nearest thousandth) credited to the Participant's Deferred Stock Unit Account immediately before such increase by the amount of the dividend paid per share of the Registrant's Common Stock on the dividend payment date, and (ii) dividing the product so determined by the Closing Price of the Registrant's Common Stock on the dividend payment date. The dollar value of the Deferred Stock Units credited to a Participant's Deferred Stock Unit Account on any date will be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant's Deferred Stock Unit Account by the Closing Price on that date.

         The amounts deferred by Participants under the Plan represent an obligation of the Registrant to make payments to the Participants at some time in the future. A Participant's Deferred Stock Unit Account shall be paid in Shares of the Company's Common Stock with fractional Shares paid in cash, and the Deferred Cash Account shall be paid in cash. The amount that the Registrant is required to pay to any Participant under the terms of the Plan is equal to the Deferral Benefit, or the sum of the Deferred Contributions made by the Participant plus interest accrued at the Rate of Return with respect to a Participant's Deferred Cash Account, and adjusted for hypothetical gains or losses attributable to the deemed investment of such Deferral Contributions in shares of the Registrant's Common Stock with respect to his or her Deferred Stock Unit Account.

         The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made as of the Benefit Commencement Date specified in the Participant's Deferral Election. Payment of benefits may either be in a lump sum or in annual installments at the Participant's election. The Plan also provides for interim distributions of amounts payable from the Participant's Deferral Account and for withdrawal of Plan amounts in the event of a financial emergency. The Registrant is entitled to withhold all federal, state and local income, employment and other taxes required to be withheld by the Registrant in connection with payments to be made to Participants under the Plan.

         Each   Participant  is  at  all  times  100%  vested  in  all  Deferral
Contributions, as well as in any appreciation (or depreciation) in the amount thereof due to appreciation or depreciation in the Registrant's Common Stock.

         The Plan provides that the Company may, but is not required to, establish a grantor trust (the "Trust") which may be used to hold assets of the Company to be maintained as reserves against the Company's unfunded, unsecured obligations under the Plan. The Company may appoint one or more individuals or corporations to act as Trustee. The Company may remove the Trustee and appoint a successor Trustee at any time. The Trustee's responsibility would be limited to holding and investing the assets of the Trust in its possession and voting the Common Stock it holds in its discretion as a fiduciary. No Participant or Beneficiary would have any right, title or interest in or to, any Trust assets (and all such assets shall remain subject to the claims of the Company's creditors).

         Neither the Participant nor his or her Beneficiary has any right to sell, assign, transfer or otherwise convey the right to receive any payments under the Plan or any interest in the Plan, which payments and interest are expressly declared to be non-assignable and non-transferable. The interests of each Participant under the Plan are not subject to the claims of the Participant's creditors.

         The Registrant reserves the right to amend or terminate the Plan, provided that any such amendment does not decrease or restrict the value of a Participant's account balance under the Plan in existence at the time the amendment is made. Moreover, the Registrant reserves the right to unilaterally shorten the Deferral Period of any Participant, if it determines that to do so will be fair and equitable to the Participant.

Item 5.      Interests of Named Experts and Counsel

         Williams Mullen, counsel to the Registrant, has rendered its opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the terms and conditions of the Plan, will be legal, valid and binding obligations of the Registrant and (ii) any Shares which are original issue securities, when paid pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable. Julious P. Smith, Jr., a principal in Williams Mullen, is a director of the Registrant and beneficially owned an aggregate of 1000 shares of Common Stock as of November 27, 2001. Other attorneys employed by the firm beneficially owned an aggregate of 931 shares of the Registrant's Common Stock as of November 27, 2001.

Item 6.      Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

         The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.      Exemption from Registration Claimed

         Not applicable.

Item 8.      Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         4.1 Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3, File No. 33-56488.

         4.2 Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Form 10-K for the year ended December 31, 1998, File No. 0-15981.

         4.3 Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective January 1, 2002.*

         4.4      Form of Common Stock Certificate, incorporated by reference to
                  Exhibit 1 of the Registrant's Form 8-A Registration Statement, filed June 12, 1987, File No. 0-15981.

         5.1      Opinion of Williams Mullen.*

         23.1     Consent of Williams Mullen (included in Exhibit 5.1).*

         23.2     Consent of Ernst & Young LLP.*

         24       Powers of Attorney (included on Signature Page).*

------------
*Filed herewith

Item 9.      Undertakings

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 30th day of November, 2001.

                                        HILB, ROGAL AND HAMILTON COMPANY



                                        By: /s/ Andrew L. Rogal
                                            ------------------------------------
                                            Andrew L. Rogal
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Walter L. Smith and Carolyn Jones, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                       Title                                   Date
                 ---------                                       -----                                   ----

            /s/ Andrew L. Rogal                     Chairman, Chief Executive Officer             November 30, 2001
--------------------------------------------                  and  Director
              Andrew L. Rogal                         (Principal Executive Officer)


             /s/ Carolyn Jones                            Senior Vice President                   November 30, 2001
--------------------------------------------           and Chief Financial Officer
               Carolyn Jones                          (Principal Financial Officer)


         /s/ Robert W. Blanton, Jr.                   Vice President and Controller               November 30, 2001
--------------------------------------------         (Principal Accounting Officer)
            Robert W. Blanton, Jr.


            /s/ Robert H. Hilb                       Chairman Emeritus and Director               November 30, 2001
--------------------------------------------
              Robert H. Hilb




                 Signature                                       Title                                   Date
                 ---------                                       -----                                   ----



         /s/ Martin L. Vaughan, III                President, Chief Operating Officer             November 30, 2001
---------------------------------------------                and Director
            Martin L. Vaughan, III



           /s/ Timothy J. Korman                        Executive Vice President,                 November 30, 2001
---------------------------------------------    Finance and Administration and Director
               Timothy J. Korman



        /s/ Theodore L. Chandler, Jr.                           Director                          November 30, 2001
---------------------------------------------
         Theodore L. Chandler, Jr.



         /s/ Norwood H. Davis, Jr.                              Director                          November 30, 2001
---------------------------------------------
           Norwood H. Davis, Jr.



          /s/ Robert W. Fiondella                               Director                          November 30, 2001
--------------------------------------------
            Robert W. Fiondella



             /s/ J.S.M. French                                  Director                          November 30, 2001
---------------------------------------------
              J.S.M. French



           /s/ Anthony F. Markel                                Director                          November 30, 2001
---------------------------------------------
            Anthony F. Markel



           /s/ Thomas H. O'Brien                                Director                          November 30, 2001
---------------------------------------------
            Thomas H. O'Brien



                                                                Director                          November 30, 2001
---------------------------------------------
            David W. Searfoss



           /s/ Robert S. Ukrop                                  Director                          November 30, 2001
---------------------------------------------
             Robert S. Ukrop




                 Signature                                       Title                                   Date
                 ---------                                       -----                                   ----



         /s/ Julious P. Smith, Jr.                              Director                          November 30, 2001
--------------------------------------------
          Julious P. Smith, Jr.



                                  EXHIBIT INDEX
                                  -------------

                                       TO
                         FORM S-8 REGISTRATION STATEMENT

                             ----------------------

Exhibit
Number                       Description of Exhibit
------                       ----------------------

4.1 Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3, File No. 33-56488.

4.2      Amended  and  Restated  Bylaws  of  the  Registrant,   incorporated  by
         reference to Exhibit 3.2 of the Registrant's Form 10-K for the year ended December 31, 1998, File No. 0-15981.

4.3 Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective January 1, 2002.*.

4.4 Form of Common Stock Certificate, incorporated by reference to Exhibit 1 of the Registrant's Form 8-A Registration Statement, filed June 12, 1987, File No. 0-15981.

5.1      Opinion of Williams Mullen.*

23.1     Consent of Williams Mullen (included in Exhibit 5.1).*

23.2     Consent of Ernst & Young LLP.*

24       Powers of Attorney (included on Signature Page).*

------------

*Filed herewith